Exhibit 99.1

Terra Nitrogen Company, L.P.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
www.terraindustries.com

NEWS

For immediate release

Contact: Joe A. Ewing

(712) 277-7305

jewing@terraindustries.com

Bailey elected to TNC’s Board of Directors

Sioux City, Iowa (July 22, 2005)—Terra Nitrogen Corporation (TNC), the general partner of Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH), announced today that it has expanded its Board of Directors from six to seven members and elected Coleman “Coley” L. Bailey, 54, former Chief Executive Officer and Chairman of the Board of Mississippi Chemical Corporation, to its Board of Directors.

Mr. Bailey earned a BS degree from Mississippi State University in 1972, then worked on the family farm until 1977. From 1978 to 1981, Mr. Bailey managed the U.S. operations of Donna Company, an entity with farming interests in Mexico and the U.S. From 1981 to 1985, he farmed in Yalobusha and Grenada Counties in Mississippi, and from 1985 to 2003, was Managing Partner of Bailey and Sons, the family farm operation.

Mr. Bailey has served on the Board of Directors of Mississippi Chemical Corporation since 1978 and has served as Chairman since 1988. He became CEO of Mississippi Chemical Corporation in March 2004. He currently serves on the Boards of Directors of Staplcotn, the largest producer-owned cotton cooperative in the U.S., and the National Cotton Council of America. Mr. Bailey is also a Regional Advisory Director of Regions Bank, Commissioner of the Mississippi Soil and Water Conservation Commission; First Vice-President of Mississippi Association of Conservation Districts; and a delegate to the National Cotton Council.

His past positions include Chairman of Mississippi Phosphates Corp.; Director of Yalobusha County Farm Bureau; National Director of Beefmaster Association, Denver, Colo.; Director of Mississippi Economic Council; Director of Newsprint South, Inc.; and Vice President and Director of Yalobusha Gin Co. of Mississippi.

Mr. Bailey and his wife, Margaret, a college instructor, live in Grenada, Miss., where they farm cotton and pines. They have two children: Coley, 33, who manages the family farm, and Marie Lee, 29, who lives in northwest Arkansas and works in the poultry industry. The Baileys also have four grandchildren.

Chairman’s remarks

“We’re pleased to welcome Coley to TNC’s Board,” said President and Board Chairman Michael L. Bennett. “His extensive nitrogen industry experience and life-long involvement in agriculture as a grower qualify him to make meaningful contributions to TNC’s board and make him a real asset to the corporation.”

About TNC/TNCLP

Terra Nitrogen Corporation is the general partner of Terra Nitrogen Company, L.P., a leading manufacturer of nitrogen fertilizer products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ web site, www.terraindustries.com.